SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                FutureLink Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   36114 Q 208
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 36114 Q 208                 13G                     Page 2 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Dimensional Partners, L.P.
    I.R.S. #13-5514352
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       None
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          701,730
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             None
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       701,730
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    701,730
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.36% but 6.75% if considered together with Dimensional Partners, Ltd.
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 36114 Q 208                 13G                     Page 3 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    JDS Asset Management, L.L.C.
    I.R.S. #13-4053441
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       None
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          701,730
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             None
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       701,730
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    701,730
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.36% but 6.75% if considered together with Dimensional Partners, Ltd.
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 36114 Q 208                 13G                     Page 2 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Dimensional Partners, Ltd.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Cayman Islands
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       None
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          2,806,919
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             None
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       2,806,919
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,806,919
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.42% but 6.75% if considered together with Dimensional Partners, L.P.
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 36114 Q 208                 13G                     Page 5 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    JDS Capital Management, Inc.
    I.R.S. #13-3918633
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       None
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          2,806,919
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             None
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       2,806,919
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,806,919
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.42% but 6.75% if considered together with Dimensional Partners, L.P.
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 36114 Q 208                 13G                     Page 6 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Joseph Samberg
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       None
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          3,508,649
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             None
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       3,508,649
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,508,649
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    6.75%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

INTRODUCTORY NOTE: This Amendment No. 1 amends the Statement on Schedule 13G filed by the Reporting Persons (as defined below) pursuant to Rule 13d-1(c) on October 26, 1999 (as amended, the "Schedule 13G"). The Schedule 13G is filed by
(i) Dimensional Partners, L.P., a Delaware limited partnership ("Dimensional I"), (ii) the general partner of Dimensional I, JDS Asset Management, L.L.C., a Delaware limited liability company ("JDSAM"), (iii) Dimensional Partners, Ltd., a Cayman Islands company ("Dimensional II"), (iv) the investment manager and subadvisor of Dimensional II, JDS Capital Management, Inc., a Delaware corporation ("JDSCM"), and (v) Joseph Samberg, the Managing Member of JDSAM and the President of JDSCM ("Samberg") (collectively, the "Reporting Persons").

The Items from Schedule 13G are hereby amended to read as follows:

Item 4 Ownership

      As of December 31, 1999, Dimensional II beneficially owns 2,235,418 shares of Common Stock and warrants exercisable at any time at the option of Dimensional II for 571,501 shares of Common Stock of the Issuer, representing, in aggregate, 5.42% of the total outstanding shares of Common Stock, and Dimensional I beneficially owns 558,854 shares of Common Stock and warrants exercisable at any time at the option of Dimensional I for 142,876 shares of Common Stock of the Issuer, representing, in aggregate, 1.36% of the total outstanding shares of Common Stock. In aggregate, Dimensional I and Dimensional II beneficially own 2,794,272 shares of Common Stock and warrants exercisable for 714,377 shares of Common Stock of the Issuer, such shares and warrants representing 6.75% of the total outstanding shares of Common Stock. JDSAM, as the general partner of Dimensional I, and Samberg, as the Managing Member of JDSAM, have shared voting power and dispositive power over the shares and warrants held by Dimensional I and may be deemed to be the beneficial owners of these shares and warrants. JDSCM, as the investment manager and subadvisor of Dimensional II, and Samberg, as the President of JDSCM, have shared voting and dispositive power over the shares and warrants held by Dimensional II and may be deemed to be the beneficial owners of these shares and warrants. The Reporting Persons have been advised by the Issuer that the total number of shares of Common Stock of the Issuer outstanding as of December 31, 1999 was 51,230,647.

Item 10 Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000

                                        DIMENSIONAL PARTNERS, LTD.

                                          By: JDS Capital Management, Inc.,
                                          its investment manager and subadvisor


                                          By: /s/ Joseph Samberg
                                              ----------------------------------
                                              Name: Joseph Samberg
                                              Title: President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2000

                                        DIMENSIONAL PARTNERS, L.P.

                                          By: JDS Asset Management, L.L.C.,
                                          its general partner


                                          By: /s/ Joseph Samberg
                                              ----------------------------------
                                              Name: Joseph Samberg
                                              Title: Managing Member

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2000

                                        JDS ASSET MANAGEMENT, L.L.C.


                                        By: /s/ Joseph Samberg
                                            ------------------------------------
                                            Name: Joseph Samberg
                                            Title: Managing Member

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2000

                                        JDS CAPITAL MANAGEMENT, INC.


                                        By: /s/ Joseph Samberg
                                            ------------------------------------
                                            Name: Joseph Samberg
                                            Title: President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2000


                                        /s/ Joseph Samberg
                                        ----------------------------------------
                                        Joseph Samberg

JOINT FILING AGREEMENT

            The undersigned parties hereby agree that the Schedule 13G filed herewith relating to the Common Stock of FutureLink Corp. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(f) on behalf of each such person.

Date: February 14, 2000


                                        DIMENSIONAL PARTNERS, LTD.

                                          By: JDS Capital Management, Inc.,
                                          its investment manager and subadvisor

                                          By: /s/ Joseph Samberg
                                              ----------------------------------
                                              Name: Joseph Samberg
                                              Title: President


                                        DIMENSIONAL PARTNERS, L.P.

                                          By: JDS Asset Management, L.L.C.,
                                          its general partner

                                          By: /s/ Joseph Samberg
                                              ----------------------------------
                                              Name: Joseph Samberg
                                              Title: Managing Member


                                        JDS ASSET MANAGEMENT, L.L.C.

                                        By: /s/ Joseph Samberg
                                            ------------------------------------
                                            Name: Joseph Samberg
                                            Title: Managing Member


                                        JDS CAPITAL MANAGEMENT, INC.

                                        By: /s/ Joseph Samberg
                                            ------------------------------------
                                            Name: Joseph Samberg
                                            Title: President

                                        /s/ Joseph Samberg
                                        ----------------------------------------
                                        Joseph Samberg


                                 Page 14 of 14